Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

INVACARE CORPORATION APPOINTS SUSAN ALEXANDER TO BOARD OF DIRECTORS

ELYRIA, Ohio - INSERT DATE - Invacare Corporation (NYSE: IVC) today announced the appointment of Susan H. Alexander to the company’s board of directors. Ms. Alexander has served as the executive vice president, chief legal officer and corporate secretary of Biogen Inc., a biopharmaceutical company, since December 2011. With over 35 years of corporate legal experience both from private law and general counsel positions in global med-tech, software and manufacturing companies, Susan will bring strong cross-functional legal, regulatory and senior management expertise to the Invacare board.

“Susan’s background with leading public bio- and med-tech companies combined with her global legal and regulatory experience makes her an outstanding addition to our board of directors. Susan’s leadership will be valuable as Invacare transforms from a generalist durable medical equipment company into a leading medical device company that focuses its strong technical capabilities on solving complex clinical needs for post-acute care,” said Matthew E. Monaghan, chairman, president and chief executive officer.

Prior to joining Biogen in 2006, Ms. Alexander served as the senior vice president, general counsel and corporate secretary of PAREXEL International Corporation, a biopharmaceutical services company. From 2001 to 2003, Ms. Alexander served as General Counsel of IONA Technologies, a software company. From 1995 to 2001, Ms. Alexander served as Counsel at Cabot Corporation, a specialty chemicals and performance materials company. Prior to that, Ms. Alexander was a partner at the law firms of Hinckley, Allen & Snyder and Fine & Ambrogne.

Ms. Alexander is a graduate of Wellesley College and Boston University School of Law.

Invacare Corporation (NYSE: IVC), headquartered in Elyria, Ohio, is a global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The company has 4,600 associates and markets its products in approximately 100 countries around the world. For more information about the company and its products, visit Invacare’s website at www.invacare.com.